Exhibit 10.20

ADDENDUM NO. 1 TO THE SPECIFIC CREDIT AGREEMENT SIGNED ON JUNE 7, 2021

This Agreement is executed on the date indicated below, between:

(a) BANCO BAC SAN JOSÉ, S. A., corporate number 3-101-12009, a company organized and existing under the laws of the Republic of Costa Rica, with its registered office in San José, Escazú, Plaza Roble, Terraza B, hereby represented by Mr. Francisco Echandi Gurdián, of legal age, married once, Financier, with domicile in San José, Curridabat, bearer of ID number 1-698-521, acting as general and unlimited attorney-in-fact, a company registered and in force as stated in the Registry of Legal Entities of the National Registry, under the mentioned legal identification number, in his capacity as Creditor under the Loan Agreement (hereinafter the “Creditor”);

(b) 3-102-784433, S.R.L., a company organized and existing under the laws of the Republic of Costa Rica, corporate number 3- 102-784433, with its registered office in San José, Santa Ana, Pozos, Forum I, Building C, Office 1-C-1, hereby represented by: (i) Rocío Rojas Cruz, of legal age, married once, Lawyer, with domicile in San José, Curridabat, Guayabos, bearer of ID number 1-615-003; (ii) Maricel Rojas Cruz, of legal age, married twice, Executive, with domicile in San José, Los Yoses, bearer of ID number 1-482-231; (iii) Annette Fernández Pagan, of legal age, Businesswoman, with domicile in San José, bearer of DIMEX number 184002666420; acting jointly as Manager 07, Manager 06, and Manager 02, respectively, the first two representing Block B and the third representing Block A, with powers of general and unlimited attorneys-in-fact, a company registered and in force as stated in the Registry of Legal Entities of the National Registry, under the mentioned legal identification number (hereinafter the “Debtor”);

(c) LATAM LOGISTIC PAN HOLDCO VERBENA I, S. DE R.L., a company organized and existing under the laws of the Republic of Panama, registered at folio 155688648, with its registered office in the Republic of Panama, Corregimiento Panamá City, District of Panamá, Panamá, represented by Mr. Esteban Saldarriaga Gavira, of legal age, Entrepreneur, residing in Panama, bearer of passport number PE167802, acting as President, with sufficient powers for this act; and

(d) HACIENDA LA VERBENA S.A., a company organized and existing under the laws of the Republic of Costa Rica, corporate number 3-101-640165, with its registered office in San José, San José, Carmen, Street 3, Avenues 1 y 3, second floor, Building Manuel E Vásquez, represented in this act by Rocío Rojas Cruz, acting as Secretary with powers of general and unlimited attorney-in-fact, a company registered and in force as stated in the Registry of Legal Entities of the National Registry, under the mentioned corporate number (hereinafter collectively referred to with the company Latam Logistic Pan Holdco Verbena I, S. de R.L., as the “Quotaholder”);

Mutually recognizing the legal capacity necessary for the granting of this Agreement; WE DECLARE:

BACKGROUND

I. Whereas, on June 7, 2021, the parties entered into a Specific Credit Agreement, whereby the Creditor made available to the Debtor a non-revolving term commercial credit in the amount of forty-five million five hundred thousand US Dollars (US$45,500,000.00), legal currency of the United States of America (hereinafter “Dollars”) (hereinafter referred to as the “Loan”).

II. Whereas, by Commitment Letter dated April 21, 2023 (hereinafter the “Commitment Letter”), the contracting parties have agreed to increase the amount of the non-revolving term commercial credit by two million five hundred fifty thousand US Dollars (US$2,500,000.00), bringing the total amount to forty-eight million fifty thousand US Dollars ($48,050,000.00).

Therefore, with the purpose of recording in a document the agreements reached, the contracting parties have agreed to sign this Addendum No. 1 to the Loan (hereinafter “Addendum No. 1”) on the following terms and conditions:

Clause 1.- The contracting parties agree to modify clause 1.3, “Purpose,” to read as follows:

“Clause 1.3.- Purpose. - The purpose of this Credit is to assist the Debtor with the financial resources necessary to: (i) Finance 91% of the direct costs of the Project, a term duly defined in the credit agreement. (ii) Finance 100% of the direct costs related to TIA (“Tenant Improvement Allowance”) in the amount of one million fifty thousand US Dollars (US$1,050,000.00) for the tenant Kimberly Clark. (iii) Address all additional costs associated with warehouses 600 and 400 of the Project, in the amount of one million five hundred thousand US Dollars (US$1,500,000.00).”

Clause 2.- The contracting parties agree to modify clause 1.10, “Payment Method,” to read as follows:

“Clause 1.10. Payment Method. - The Debtor will have a grace period of 4 months from this date, during which only interest monthly calculated on the principal balance must be paid, with the first interest payment due on November 1, 2023. After the grace period, starting on February 01, 2024, the Debtor will pay the Creditor in equal, monthly, variable, and consecutive installments, including interest and principal calculated over 93 months, in the initial amount of four hundred sixty-nine thousand six hundred eighty-eight US Dollars (US$469,688.00), and a final payment for any other amount owed by the Debtor pending payment on the maturity date of the Credit, being July 1, 2031. The equal installments will be recalculated with the same periodicity of the interest rate adjustment so that the agreed term is maintained at all times.”

Clause 3.- The contracting parties agree to modify clause 1.13 “Current and Default Interest” of the Loan to read as follows:

“Clause 1.7.- Current and Default Interest.- The Debtor will pay the Creditor current interest, payable monthly in arrears, at a FIXED annual interest rate of 8.12% per annum. As of April 1, 2024, and until the end of the term of the Credit, the Debtor will pay the Creditor current interest on the Credit from the disbursement date, on principal balances at an annual interest rate composed of a variable factor beyond the will and interference of the parties, which will be the rate known as the Secured Overnight Financing Rate (“SOFR”) in its term mode (CME Term SOFR) at 3 months, administered by the Chicago Mercantile Exchange, as published on its website: https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html (or whoever eventually replaces it as the Administrator of said rate), plus a fixed factor of 3.78 percentage points. The Debtor acknowledges the CME Term SOFR at 3 months published by the Chicago Mercantile Exchange or any other public and objective reference source consulted by the Creditor as objectively determined and publicly known for the purposes of Article 497 of the Commercial Code of Costa Rica. The CME Term SOFR at 3 months is subject to periodic changes, and each change in this interest rate will simultaneously cause an effective change in the amount of interest that the Debtor must pay to the Creditor. If the Debtor fails to pay any amount due to the Creditor under this Agreement, it must then pay the Creditor default interest equivalent to the current interest rate in effect in the month in which the default occurs, plus 2 percentage points. Default interest will continue to accumulate and adjust in the same manner, mode, and procedure established for current interest until the Creditor receives full payment of the overdue amount.”

Clause 4.- The contracting parties agree to modify clause 4.6, “Determination of the Current Interest Rate in the Face of Illegality or Indeterminacy” of the Loan, to read as follows:

“Clause 4.6.- Determination of the current interest rate in the face of illegality or indeterminacy. It is expressly understood and accepted by the Creditor and the Debtor that the calculation formula of the current interest rate applicable to the Credit will be immediately replaced for the purposes of this Agreement if: (i) the administrator Chicago Mercantile Exchange (“Administrator”) of the CME Term SOFR 3-month rate (the “Reference Rate”) ceases to provide the rate to the general public, or (ii) if the Administrator of the applicable Reference Rate, its regulator, or any authority with jurisdiction over the Administrator or the Creditor makes a public announcement stating that the Reference Rate is no longer reliable or representative (in both cases a “Replacement Event”). If a Replacement Event occurs, the Creditor will immediately apply to the existing principal balance of the Credit at that time a new benchmark current interest rate, national or international, at its sole discretion, but always on the understanding that: (i) in the event of a Replacement Event of the CME Term SOFR 3-month rate, the parties agree from now on to use the Prime Rate as the new benchmark current interest rate for this Agreement; (ii) If the Prime Rate is not available at the time of the Replacement Event of the CME Term SOFR 3-month rate or if a Replacement Event of the Prime Rate subsequently occurs, the Creditor will immediately select, at its sole discretion, a new national or international reference rate, but always: (a) respecting that the new reference rate is objective and publicly known, (b) seeking to consider reference rates that may be being used and/or recommended in international markets, and (c) acting in good faith to reasonably ensure that the selected new benchmark current interest rate (the “Substitute Rate”) does not have a significant impact on the Credit. Once the Substitute Rate is selected, the new current interest rate will be calculated by the Creditor by adding to said Substitute Rate the percentage points necessary (the “New Margin”) so that the current interest rate that the Debtor must pay to the Creditor at the time of substitution is equivalent to the last current interest rate applicable to the Credit on the immediately preceding payment date before the Replacement Event. The New Margin will be fixed at the time of replacement and will continue to be used to calculate the current interest rate applicable to the Credit on each subsequent current interest rate review date. The New Margin will only be modified if in the future a new Replacement Event occurs that justifies the repetition of the procedure outlined here or if there is an express written renegotiation between the parties of the terms of this Agreement. Any change in the Reference Rate should be promptly notified by the Creditor, who will also notify the Debtor of the New Margin, the new formula for calculating the current interest rate, and any other information required by law or competent authority. Such notification will be made through written communication on the statement or in the email registered by the Debtor in the Creditor’s database. The Debtor will have a period of fifteen (15) business days, counted from the date of receiving the notification, to communicate in writing to the Creditor its rejection of the Substitute Rate established by the Creditor, and in case it does not express it in writing to the Creditor within that period, it will be understood for the purposes of the Credit that the Substitute Rate has been accepted by the Debtor and will come into effect from the notification of the determination of the Substitute Rate to the Debtor. If the Debtor does not accept the Substitute Rate established by the Creditor, the Debtor must fully prepay the Credit within one hundred twenty (120) calendar days following the date of its notice of non-acceptance of the Substitute Rate, without any penalty or prepayment commission. The fact that the Debtor does not accept the Substitute Rate and also does not prepay the Credit within the aforementioned one hundred twenty (120) days will be considered as a case of default of the Credit and will authorize the Creditor to declare the Credit due in advance and proceed with its judicial or extrajudicial collection, as appropriate.”

Clause 5.-By its nature, this Addendum No. 1 is of immeasurable amount.

Clause 6.- The contracting parties agree that all and each of the stipulations of the Loan that have not been expressly modified by this Addendum No. 1 will remain in full force and legal effect, and in case of contradiction between them, directly or indirectly, the stipulations of this Addendum No. 1 will prevail.

In witness whereof, we sign in three originals of equal tenor and legal value in the City of San José, Republic of Costa Rica, October 17, 2023.

Signatures are recorded on the next page.

Banco Bac San José, S.A. Creditor ________________________ FRANCISCO ECHANDI GURDIÁN	3-102-784433, S.R.L Debtor ________________________ ROCÍO ROJAS CRUZ ________________________ MARICEL ROJAS CRUZ ________________________ ANNETTE FERNÁNDEZ PAGAN
LATAM LOGISTIC PAN HOLDCO VERBENA I, S DE R.L. Quotaholder ________________________ ESTEBAN SALDARRIAGA GAVIRA	HACIENDA LA VERBENA S.A. Quotaholder ________________________ ROCÍO ROJAS CRUZ ________________________ MARICEL ROJAS CRUZ